Exhibit 23.6

PERSONAL AND CONFIDENTIAL

June 14, 2004

Board of Directors

Oxford Health Plans, Inc.

48 Monroe Turnpike

Trumbull, CT 06611

Re:	Amendment No. 2 to Registration Statement on Form S-4 (File No. 333-115327) of UnitedHealth Group Incorporated

Ladies and Gentlemen:

Reference is made to our opinion letter, dated April 26, 2004, with respect to the fairness from a financial point of view to Oxford Health Plans, Inc. (the “Company”) of the Merger Consideration (as defined in the opinion letter) pursuant to the Agreement and Plan of Merger, dated as of April 26, 2004, among the Company, UnitedHealth Group, Inc. (“UnitedHealth”) and Ruby Acquisition LLC, a wholly owned subsidiary of UnitedHealth.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-mentioned version of the Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary of the Proxy Statement/Prospectus—Fairness Opinion of Goldman, Sachs & Co.,” “The Merger—Background of the Merger,” “The Merger—Oxford’s Reasons for the Merger and Board of Directors Recommendation—Opinion of Goldman, Sachs” and “The Merger—Opinion of Oxford’s Financial Advisor” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned version of the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned version of Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)